As filed with the Securities and Exchange Commission on September 1, 2015

Registration No. 333-192361

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Delaware	75-3056237
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nader Pourhassan

President and Chief Executive Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Telephone: (360) 980-8524

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: Not applicable. Termination of registration statement and deregistration of related securities.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☒

EXPLANATORY NOTE

Deregistration of Securities

On November 15, 2013, CytoDyn Inc., a Colorado corporation (the “Predecessor”), filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-192361) (as amended, the “Registration Statement”), which was declared effective on February 5, 2014. The Registration Statement registered the resale by the selling shareholders named therein of 39,483,025 shares of the Registrant’s common stock, no par value, issuable upon conversion or exercise of certain convertible promissory notes (the “Notes”) and warrants to purchase such common stock (the “Warrants”).

Effective August 27, 2015, the Predecessor reincorporated into Delaware pursuant to a transaction in which the Predecessor was merged with and into CytoDyn Inc., a Delaware Corporation (“CytoDyn”), with CytoDyn surviving (in such capacity, together with the Predecessor, as the context may require, “we” or “our”). By the terms of that transaction, among other things, each outstanding equity interest in the Predecessor has been automatically converted into an equivalent equity interest in CytoDyn, and CytoDyn has succeeded to all of the rights and obligations of the Predecessor under the Notes and the Warrants.

We are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all securities which remain unsold thereunder as of the effective date hereof. We are deregistering such securities because, as of the effective date hereof, the shares of CytoDyn common stock, $0.001 par value, issuable upon exchange or conversion of the Notes and the Warrants are being registered under a subsequent Registration Statement on Form S-1 (Registration No. 333-204802).

Accordingly, as of the effective date hereof, we hereby terminate the effectiveness of the prior Registration Statement (Registration No. 333-192361) and deregister all securities which remain unsold by the selling shareholders thereunder as of such termination date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, as of September 1, 2015.

CYTODYN INC.

By:	/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer, Treasurer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 1, 2015.

Principal Executive Officer and Director:

*
Nader Z. Pourhassan, Ph.D. President and Chief Executive Officer, Director

Principal Financial and Accounting Officer:

/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer, Treasurer and Corporate Secretary

Additional Directors:

* Anthony D. Caracciolo

* Gregory A. Gould, CPA

* Alan Bruce Montgomery, M.D.

* Jordan Naydenov

* Michael Nobel, Ph.D.

*By	/s/ Michael D. Mulholland
Michael D. Mulholland, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

24.1 *	Power of Attorney

*	Previously filed.